Exhibit (d)(38)

                          [Boston Partners Letterhead]


                                December 12, 2003



Edward J. Roach
President
The RBB Fund, Inc.
Bellevue Park Corporate Center
400 Bellevue Parkway, Suite 100
Wilmington, DE 19809

Re:      BOSTON PARTNERS FAMILY OF FUNDS

Dear Mr. Roach:

     By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby and effective as of the date noted above, Boston Partners Asset Management, L.P. (the "Adviser") agrees that in order to maintain the established expense ratios of the Boston Partners Family of Funds, which is comprised of the Large Cap Value, Mid Cap Value, Small Cap Value II, All Cap Value and Long/Short Equity Funds (each a "Fund"), of The RBB Fund, Inc., the Adviser shall, until further notice, but in no event terminating before December 31, 2005, waive all or a portion of its investment advisory fees and/or reimburse expenses (other than brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) in an aggregate amount equal to the amount by which a Fund's total operating expenses (other than brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) exceeds a total operating expense ratio (other than brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) of 1.25%, 1.25%, 1.80%, 1.50% and 2.75% (excluding short sale dividend expense) of the average daily net assets of the Investor Class of the Large Cap Value, Mid Cap Value, Small Cap Value II, All Cap Value and Long/Short Equity Funds, respectively, and 1.00%, 1.00%, 1.55%, 1.25% and 2.50% (excluding short sale dividend expense) of the average daily net assets of the Institutional Class of the Large Cap Value, Mid Cap Value, Small Cap Value II, All Cap Value and Long/Short Equity Funds, respectively.

     Except to the extent of questions arising over miscalculated fees or a good faith dispute over the excluded categories described above, the Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future.


                           BOSTON PARTNERS ASSET MANAGEMENT, L.P.
                           By: BPAM (GP), LLC
                               The Class A General Partner

                            By:   /s/ William J. Kelly
                                  --------------------
                                      William J. Kelly, Treasurer


Your signature below acknowledges
acceptance of this Agreement:

By:    /s/ Edward J. Roach
       -------------------
       Edward J. Roach
       President and Treasurer
       The RBB Fund, Inc.








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